Exhibit 107
Calculation of Filing Fee Tables

Form S-8
(Form Type)

Equinix, Inc.
(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title(1)	Fee Calculation Rule(3)	Amount Registered(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock (par value $0.001 per share)	Other	3,300,000	$795.075	$2,623,747,500	$0.0001531	$401,695.74
Total Offering Amounts					$2,623,747,500		$401,695.74
Total Fee Offsets							$—
Net Fee Due							$401,695.74
(1)The securities to be registered include common stock, par value $.001 per share (“Common Stock”), of Equinix, Inc. (the “Registrant”), options to purchase shares of Common Stock issuable under the Registrant’s 2020 Equity Incentive Plan and rights to acquire shares of Common Stock issuable under the Registrant’s 2020 Equity Incentive Plan.
(2)This Registration Statement covers 3,300,000 shares of Common Stock issuable under the Registrant’s 2020 Equity Incentive Plan. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), and also covers an indeterminate amount of additional shares of Common Stock, which may be offered and issued under the Registrant’s 2020 Equity Incentive Plan as a result of stock splits, stock dividends, or similar transactions increasing the number of the Registrant's outstanding shares of Common Stock without any consideration.
(3)Estimated in accordance with Rule 457(c) and (h) under the Securities Act solely for the purpose of calculating the registration fee based upon the average of the high and low prices of the Common Stock on the Nasdaq Global Select Market on July 25, 2025.

Table 2: Fee Offset Claims and Sources

Not applicable.